Exhibit (a)(15)

AUGUSTA REPORTS PROGRESS ON VALUE ENHANCING PROCESS,
PERMITTING AND PROJECT FINANCING

Toronto, Ontario, April 23, 2014 – Augusta Resource Corporation (TSX and NYSE MKT: AZC) (“Augusta” or the “Company”) today provided an update on its strategic review process which continues to be robust.  The Company also provided an update on permitting and project financing, with both processes advancing well and on track for completion in the second and third quarter of 2014, respectively.

Augusta’s President and CEO, Gil Clausen, said, “Augusta and its advisors are actively engaged in discussions with several third parties who are continuing their due diligence on Rosemont, including comprehensive site visits.  We are fully committed to maximizing value for Augusta shareholders by pursuing and evaluating alternatives to HudBay’s offer. HudBay’s tactics and recent statements on our permitting and project financings are self-serving and without merit.   Both processes are on track and as guided.”

For further details on the strategic review process, permitting and project financing please see Augusta’s April 2014 Presentation available on the Company’s website at www.augustaresource.com under the HudBay Offer page.

Strategic Review Process
The strategic review process initiated by Augusta in response to the unsolicited offer from HudBay Minerals Inc. (“HudBay”) continues to be active with ten signed confidentiality agreements related to the current process.  Potential bidders remain actively engaged in due diligence and ongoing management discussions. Five site tours with detailed management meetings have been conducted or are scheduled to be completed by the end of this week.

Permitting Update
Augusta is in the final stages for the two outstanding federal regulatory approvals required to commence construction at its Rosemont Copper Project (“Rosemont”): the final Record of Decision from the U.S. Forest Service (“USFS”) and the Clean Water Act Section 404 Permit (“404 Permit”) from the U.S. Army Corps of Engineers (“ACOE”).   The important precursors to both of these approvals have been completed and submittals are pending with the agencies for action.

The USFS continues to work on responses to the approximately 100 comments and objections received on the draft Record of Decision during the objection period which concluded on February 14, 2014. The USFS must complete written responses to the objections and comments received prior to the conclusion of the review period which ends on April 30, 2014.  Following the response from the USFS, the final Record of Decision is required to be issued and is expected to be published before the end of the second quarter of 2014, as previously guided.

 181 Bay Street, 2nd Floor
Heritage Building
Toronto, ON M5J 2T3
T: 416 860 6310
E: info@augustaresource.com

On April 1, 2014, Augusta submitted the mitigation plans for Rosemont for the 404 Permit to the ACOE.  Subsequently, on April 16, 2014, the ACOE requested some technical clarifications and a response in the form of a final mitigation and monitoring plan by April 24, 2014. The ACOE reaffirmed that it intends to notify the USFS of mitigation plan adequacy by April 30, 2014 to enable the USFS to proceed in accordance with its schedule.  Augusta fully expects that the submission of the final Rosemont mitigation plan will allow the ACOE to complete its process and issue the 404 Permit by the end of the second quarter of 2014, as previously guided.

In other permitting matters, on April 10, 2014, an administrative law judge issued an order affirming the Air Quality Permit and dismissing the appeal based on over 300 findings of fact and 15 conclusions of law.

Project Financing Update
Following the execution of a project financing mandate letter signed in August 2013 by a syndicate of international financial institutions, export credit agencies and development banks, significant progress has been made towards the completion of the project financing debt facility for the construction of Rosemont.   The lenders’ due diligence is substantially complete and the final term sheet is in an advanced stage of discussion.   The lender group, Augusta and its financial and legal advisors are on track for completing the project financing process in the third quarter of 2014.

The project financing package is part of Augusta’s financing plan for the construction of Rosemont that includes payments from Silver Wheaton Corp. (“Silver Wheaton”) and Augusta’s joint venture partners, LG International Corp. and Korea Resources Corporation, and which is expected to provide sufficient funding for the construction of Rosemont, including the repayment of the Red Kite loan facility.  The initial proceeds from the Silver Wheaton stream and the remaining joint venture partner funding are expected to be used by Augusta to retire the Red Kite loan.  Funding under the project financing will be contingent upon, among other conditions, the advance of the payment from Silver Wheaton and the remaining payment from the joint venture partners.  The availability of the Silver Wheaton payment requires Augusta to demonstrate to Silver Wheaton, acting reasonably, that all permits necessary to construct and operate Rosemont are expected to be obtained in the ordinary course of business by the time they are necessary.  The Company anticipates being able to satisfy this condition by the end of the second quarter of 2014 with the issuance of the 404 Permit and final Record of Decision.

Vote For Continuation of Shareholder Rights Plan
Shareholders are reminded to vote their proxy FOR the continuation of the shareholder rights plan.  Augusta urges shareholders to submit their proxies for the shareholders meeting to consider the continuance of the shareholder rights plan prior to April 29, 2014 so that their proxy votes can be considered by the British Columbia Securities Commission at the hearing that has been scheduled for April 29, 2014.

For assistance in voting, shareholders can contact Laurel Hill Advisory Group toll-free at 1-877-452-7184 or by email at assistance@laurelhill.com.  Shareholders are encouraged to review Augusta’s management information circular dated April 7, 2014, which provides a detailed discussion of the continuation of the shareholder rights plan, a copy of which is available on SEDAR at www.sedar.com and on Augusta’s website at www.augustaresource.com.

 181 Bay Street, 2nd Floor
Heritage Building
Toronto, ON M5J 2T3
T: 416 860 6310
E: info@augustaresource.com

Reject HudBay’s Offer – No Action Required
To REJECT HudBay’s offer no action is required on the part of shareholders. The Board of Directors’ recommendation that Augusta shareholders REJECT HudBay’s unsolicited offer and NOT TENDER their Augusta shares thereto, as well as a more detailed discussion of the reasons for rejecting HudBay’s offer is set forth in the Directors’ Circular issued by the Board of Directors that was mailed to Augusta’s shareholders and filed with securities regulatory authorities.  Shareholders are advised to read the Directors’ Circular carefully and in its entirety, as it contains important information regarding Augusta, HudBay and HudBay’s offer.  The Directors’ Circular is available on SEDAR at www.sedar.com and on Augusta’s website at www.augustaresource.com.

How to Withdraw
If you have already tendered your Augusta shares to HudBay’s offer, you can withdraw your shares by contacting your broker or Laurel Hill Advisory Group, the Information Agent retained by Augusta.  Laurel Hill can be reached at 1-877-452-7184 (Toll Free within North America), or by banks and brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

About Augusta
Augusta is a base metals company focused on advancing the Rosemont Copper deposit near Tucson, Arizona.  Rosemont hosts a large copper/molybdenum reserve that would account for about 10% of U.S. copper output once in production (for details refer to www.augustaresource.com).  The exceptional experience and strength of Augusta’s management team, combined with the developed infrastructure and robust economics of the Rosemont project, propels Augusta to becoming a solid mid-tier copper producer.  Augusta’s shares are listed and posted for trading on the Toronto Stock Exchange and the NYSE MKT under the symbol AZC.

Investor Contact Information
Letitia Cornacchia
Augusta Resource Corporation
Vice President, Investor Relations and Corporate Communications
Tel: (416) 860 6310
Email: lcornacchia@augustaresource.com

Media Inquiries:
Ian Hamilton
DFH Public Affairs
Tel: (416) 206-0118 x222 or (905) 399-6591
Email: ian@dfhpublicaffairs.com

Cautionary Statements Regarding Forward Looking Information
Certain of the statements made and the information contained in this news release constitutes “forward-looking statements” under United States federal securities laws or “forward-looking information” under Canadian securities laws.  These statements and information relate to future events and Augusta’s future performance, business prospects or opportunities, including information concerning the unsolicited offer of HudBay and the strategic review process of Augusta, which are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements and forward-looking information include, but are not limited to statements concerning Augusta’s plans at the Rosemont project, including the timing for obtaining final permits, construction and estimated production, expectations surrounding future financings and refinancings, capital and operating cash flow estimates, changes in market conditions, changes or disruptions in the securities markets and market fluctuations in the prices for Augusta’s securities, the lack of any alternative transactions or the terms and conditions of any alternative transactions not being acceptable.

Forward-looking statements or information is frequently, but not always, characterized by words such as “will”, “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “budget”, “forecast”, “schedule”, “estimate” and similar expressions, or statements that certain events or conditions “may”, “should”, “could”, “might” or “will” occur.  The forward-looking statements or information contained in this news release is based on the reasonable expectations and beliefs of management and involves numerous assumptions, known and unknown risks and uncertainties, both general and specific to Augusta and the industry in which the Company operates.  Such assumptions, risks and uncertainties include, but are not limited to Augusta’s history of losses, requirements for additional capital, dilution, loss of material properties, interest rate increases, global economy, no history of production, speculative nature of exploration activities, periodic interruptions to exploration, development and mining activities, environmental hazards and liability, industrial accidents, failure of processing and mining equipment, labour disputes, supply problems, commodity price fluctuations, uncertainty of production and cost estimates, the interpretation of drill results and the estimation of mineral resources and reserves, legal and regulatory proceedings and community actions, title and tenure matters, regulatory restrictions, permitting and licensing, volatility of the market price of the Company’s common shares, insurance, competition, hedging activities, currency fluctuations, loss of key employees, as well as those factors disclosed in Augusta’s documents filed from time to time with the securities regulators in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick and Newfoundland and Labrador.  Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Company, or industry results, may vary materially from those described in this presentation.  For further details, reference is made to the risk factors discussed or referred to in Augusta’s annual and interim management’s discussion and analyses and Annual Information Form on file with the Canadian securities regulatory authorities and available under Augusta’s issuer profile on SEDAR at www.sedar.com.

Although Augusta has attempted to identify important factors that could cause actual actions, events, results, performance or achievements to differ materially from those described in the forward-looking statements or information contained in this news release, there may be other factors that cause actions, events, results, performance or achievements not to be as anticipated, estimated or intended.  There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Such forward-looking statements and information are made or given as at the date of this news release and Augusta disclaims any intention or obligation to update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, except as required under applicable securities law.  The reader is cautioned not to place undue reliance on forward-looking statements or information.

181 Bay Street, 2nd Floor
Heritage Building
Toronto, ON M5J 2T3
T: 416 860 6310
E: info@augustaresource.com